                                                                   EXHIBIT 10.52









                                   ASSET PURCHASE AGREEMENT

                                        BY AND BETWEEN

                         INTERNATIONAL CHURCH OF THE FOURSQUARE GOSPEL

                                              AND

                               SPANISH BROADCASTING SYSTEM, INC.

                                          DATED AS OF

                                       NOVEMBER 2, 2000

                                       TABLE OF CONTENTS


                                                                                          Page
                                                                                          ----

ARTICLE I      DEFINED TERMS.................................................................1
               Section 1.01. Certain Defined Terms...........................................1
               Section 1.02. Other Defined Terms.............................................4

ARTICLE II     PURCHASE AND SALE.............................................................5
               Section 2.01. Purchase and Sale of Assets.....................................5
               Section 2.02. Excluded Assets.................................................6
               Section 2.03. Assumption and Exclusion of Liabilities.........................6
               Section 2.04. Assignment of Governmental Licenses.............................7
               Section 2.05. Purchase Price.  ...............................................8

ARTICLE III    CLOSING.......................................................................8
               Section 3.01. Closing.........................................................8
               Section 3.02. Conditions to the Closing.......................................9
               Section 3.03. Closing Deliveries by Seller...................................10
               Section 3.04. Closing Deliveries by Purchaser................................11

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF SELLER.....................................11
               Section 4.01. Organization; Good Standing....................................12
               Section 4.02. Qualification..................................................12
               Section 4.03. Due Authorization; Execution and Delivery......................12
               Section 4.04. Noncontravention...............................................12
               Section 4.05. Governmental Approvals.........................................13
               Section 4.06. Title to Assets................................................13
               Section 4.07. Condition of Assets............................................13
               Section 4.08. FCC Licenses...................................................13
               Section 4.09. Litigation.....................................................14
               Section 4.10. Absence of Certain Changes.....................................14
               Section 4.11. Tax Matters....................................................14
               Section 4.12. Compliance with Laws...........................................15
               Section 4.13. Real Property.  ...............................................15
               Section 4.14. Leased Property................................................15
               Section 4.15. Certain Payments...............................................15
               Section 4.16. Labor Agreements and Actions...................................16
               Section 4.17. Environmental..................................................16
               Section 4.18. Insurance......................................................18
               Section 4.19. Brokerage Fees.................................................18

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................18
               Section 5.01. Organization and Good Standing.................................18
               Section 5.02. Due Authorization; Execution and Delivery......................18

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
               Section 5.03. Governmental Consents..........................................19
               Section 5.04. Litigation.....................................................19
               Section 5.05. Brokerage Fees.................................................19
               Section 5.06. Qualification..................................................19

ARTICLE VI     CERTAIN COVENANTS AND OTHER AGREEMENTS.......................................20
               Section 6.01. Conduct and Preservation of Business...........................20
               Section 6.02  Permitted Use..................................................20
               Section 6.03  Financial Statements...........................................21
               Section 6.04  Access to Records and Properties...............................21
               Section 6.05  Taxes; Other Charges...........................................21
               Section 6.06  Best Efforts...................................................21
               Section 6.07  Public Announcements...........................................22
               Section 6.08  Compliance with Covenants......................................22
               Section 6.09  Notification...................................................22
               Section 6.10  No Negotiation.................................................22

ARTICLE VII    INDEMNIFICATION..............................................................23
               Section 7.01. Survival.......................................................23
               Section 7.02. Indemnification by Seller......................................23
               Section 7.03. Indemnification by Purchaser...................................23
               Section 7.04. Indemnification Procedures.....................................24
               Section 7.05. Certain Tax Matters............................................26

ARTICLE VIII   TERMINATION..................................................................27
               Section 8.01. Termination....................................................27
               Section 8.02. Certain Remedies Not Exclusive.................................28
               Section 8.03. Specific Performance...........................................28

ARTICLE IX     MISCELLANEOUS PROVISIONS.....................................................28
               Section 9.01. Expenses.......................................................28
               Section 9.02. Amendment......................................................28
               Section 9.03. Notices........................................................28
               Section 9.04. Assignment.....................................................29
               Section 9.05. Counterparts...................................................29
               Section 9.06. Headings.......................................................29
               Section 9.07. Entire Agreement...............................................29
               Section 9.08. Waiver.........................................................30
               Section 9.09. Arbitration/Governing Law......................................30
               Section 9.10. Severability...................................................30
               Section 9.11. Intended Beneficiaries.........................................31
               Section 9.12. Mutual Contribution............................................31


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
Exhibits
--------
Exhibit 3.02(c)        Agreement regarding transmission facilities
Exhibit 3.03(d)        Form of Certificate of Non-Foreign Status
Exhibit 3.03(c)        Form of Legal Opinion


Schedules
---------

Schedule 2.01(a)       FCC Licenses
Schedule 2.01(b)       Tangible Personal Property
Schedule 2.01(c)       Real Property
Schedule 2.01(d)       Leases
Schedule 2.01(f)       Permits/Governmental Licenses
Schedule 2.02(f)       Intangible Property
Schedule 4.02          Qualifications
Schedule 4.04          Noncontravention Consents and Approvals
Schedule 4.05          Governmental Approvals
Schedule 4.10          Absence of Certain Changes
Schedule 4.11          Tax Matters
Schedule 4.17          Environmental Matters
Schedule 4.18          Insurance Policies

                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT ("AGREEMENT"), dated as of November 2, 2000, by and between INTERNATIONAL CHURCH OF THE FOURSQUARE GOSPEL a California nonprofit religious corporation ("SELLER"), and SPANISH BROADCASTING SYSTEM, INC., a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H :

        WHEREAS, Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, Radio Station KFSG-FM (Los Angeles, California) (the "STATION") and certain associated assets and liabilities, including without limitation, certain contracts and leases and, subject to the approval of the Federal Communications Commission (the "COMMISSION" or the "FCC"), to accept assignment from Seller of certain licenses and other authorizations issued by the Commission to Seller;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1      DEFINED TERMS

        Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        "ACTION" shall mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by any Governmental Authority or other third party.

        "AFFILIATES" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

        "CODE" shall mean the United States Internal Revenue Code of 1986, as amended.

        "ENCUMBRANCES" shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by Law, agreement, understanding or otherwise.

        "ENVIRONMENTAL COSTS" shall mean, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs (which without limitation shall include costs to cause the Seller to come into compliance with Environmental Laws), investigation costs (including without limitation fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter; and

        "ENVIRONMENTAL LAW" shall mean any law, ordinance, or regulation, whether national, Federal, state, local or other, pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conversation and Recovery Act, 42 U.S.C. Sections 6901, et seq.

        "ENVIRONMENTAL MATTER" shall mean any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, ground water, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

        "GOVERNMENTAL AUTHORITY" shall mean any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

        "GOVERNMENTAL ORDER" shall mean any claim, action, suit, arbitration, order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with any Governmental Authority.

        "HAZARDOUS MATERIALS" shall mean any waste or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

        "LAW" shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order, permit, franchise, agent, authorization, easement, consent, certificate or requirement or rule of common law of any Governmental Authority.

        "LIABILITIES" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or undeterminable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract agreement, arrangement, commitment or undertaking.

        "MATERIAL ADVERSE EFFECT" shall mean a single event, occurrence or fact that (together with all other events, occurrences and facts that could reasonably be expected to result



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


in a loss) would have, or might reasonably be expected to have, a material adverse effect on a Person's assets subject to this Agreement, or that might reasonably be expected to prevent such Person from consummating the transactions contemplated by this Agreement.

        "PERMITTED ENCUMBRANCES" shall mean any and all of the following
Encumbrances:

                (1) Liens for taxes and assessments which are not yet due and payable;

                (2) Rights existing under applicable laws or operating agreements or similar contracts to assert liens against the relevant assets or properties, but not including liens and other rights which have actually been asserted, unless the relevant Person disputes the validity of any such lien or the amount claimed to be owed in connection therewith, or such lien or other right is not enforceable against the interest of such Person;

                (3) Any obligations or duties affecting any property to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules and order of any Governmental Authority;

                (4) Any other Encumbrance that is not substantial in character, amount or extent and does not materially detract from the value of the property subject thereto;

                (5) Any Encumbrance created by or in favor of Purchaser or any of its Affiliates; and

                (6) Such Encumbrances or impairments to the quality of title arising as a result of the sale to Purchaser of the Assets pursuant to this Agreement.

        "PERSON" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

        "SUBSIDIARY" shall mean any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held on the date in question by such Person or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary on the date in question of Seller.

        "TAX" shall mean any federal, state, local or foreign tax (including, without limitation, any income tax, franchise tax, doing business tax, branch profits tax, capital gains tax, value-added tax, ad valorem tax, excise tax, transfer tax, employment tax, social security tax, sales tax, use tax, property tax, or any other kind of tax or payment in lieu of tax no matter how denominated), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Authority or



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

payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

        "TAX RETURN" shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

        "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

        Section 1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

--------------------------------------------------------------------------------
Term                                            Section
----                                            -------
Agreement                                       Preamble
Allocation                                      Section 2.05
Ancillary Documents                             Section 4.03
Assets                                          Section 2.01
Assumed Liabilities                             Section 2.03 (a)
Assignment Application                          Section 2.04(a)
Basket Amount                                   Section 7.04(d)
Closing                                         Section 3.01
Closing Date                                    Section 3.01
Commission                                      Preamble
Communications Act                              Section 2.04(a)
Earnest Money Deposit                           Section 2.06
Environmental Actions                           Section 4.17(c)
Environmental Permits                           Section 4.17(a)
Excluded Assets                                 Section 2.02
Excluded Tax Liabilities                        Section 2.03(b)
Excluded Liabilities                            Section 2.03(c)
FCC                                             Preamble
FCC Licenses                                    Section 2.01(a)
FCC Orders                                      Section 2.04(a)
Final Orders                                    Section 2.04(a)
Governmental Licenses                           Section 2.01(d)
HSR Act                                         Section 2.04(b)
Income Taxes                                    Section 7.05
Intangible Property                             Section 2.01(g)
IRS                                             Section 4.11
Losses                                          Section 7.02(a)
Permits                                         Section 2.01(d)
Proprietary Information                         Section 4.16



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
Purchase Price                                  Section 2.05
Purchaser                                       Preamble
Real Property                                   Section 4.13
Seller                                          Preamble
Seller's Broker                                 Section 4.21
Station                                         Preamble
STL                                             Section 2.01(b)
Straddle Period                                 Section 7.05
Tangible Personal Property                      Section 2.01(b)
Transfer Taxes                                  Section 6.05

--------------------------------------------------------------------------------

ARTICLE 2      PURCHASE AND SALE

        Section 2.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, the following assets (the "ASSETS"), free and clear of all debts and Encumbrances:

                (1) the FCC licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued to or held by Seller exclusively in connection with the conduct of the business and operation of the Station, including any pending applications therefor, as set forth in Schedule 2.01(a) (the "FCC LICENSES");

                (2) subject to Permitted Encumbrances, all of Seller's right, title and interest in and to all equipment including, broadcast equipment, transmitters and related equipment, broadcast tower, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property of every kind and description which are held for use principally, used or usable in the operation of the Station and located at the broadcast tower site, and two Studio Transmitter Link ("STL") antennae located at 1910 West Sunset Blvd., Los Angeles, California 90026, which shall be removed at Purchaser's expense following Closing, including the items set forth on
Schedule 2.01(b), except any retirements or dispositions thereof made between the date hereof and the Closing in the ordinary course of business and consistent with past practices of Seller (the "TANGIBLE PERSONAL PROPERTY");

                (3) the Station's public inspection files, filings with the FCC related to the Station, and such technical information, engineering data, rights under manufacturers' warranties as exist at Closing and relate to the assets of the Station being conveyed hereunder;

                (4) the governmental licenses, permits and authorities, other than the FCC Licenses, issued to or held by Seller exclusively in connection with the conduct of the business and operation of the Station, including any pending applications therefor as set forth in Schedule 2.01(d) (the "PERMITS", and, together with the FCC Licenses, the "GOVERNMENTAL LICENSES").



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

        The Assets shall be delivered without any representation or warranty by Seller except as expressly set forth in this Agreement, and Purchaser acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in Article IV hereof.

        Section 2.2. Excluded Assets. The following property will not be purchased by Purchaser and shall remain the property of Seller (collectively, the "EXCLUDED ASSETS"):

                (1) corporate minute books, stock books and income tax returns of Seller;

                (2) investments of Seller in subsidiaries, partnerships and other entities;

                (3) the assets of Seller which are not specifically described in Section 2.01 as part of the Assets, including, without limitation, studio broadcast equipment and spare parts, studio office furniture, fixtures, materials, supplies, and inventory, motor vehicles, and all other tangible personal and real property held for use in Seller's business ;

                (4) the accounts receivables of Seller held or invoiced prior to the Closing Date;

                (5) the cash and cash equivalents of Seller as of the Closing Date; and

                (6) all of Seller's right, title, and interest in and to the Station's call letters and the trademarks, trade names, service marks, franchises, copyrights, computer software programs and programming material, jingles, slogans, logos, internet web site KFSG.com, and other intangible property which are used in the operation of the Station (the "INTANGIBLE PROPERTY"), as set forth in Schedule 2.02 (f).

        Section 2.3.    Assumption and Exclusion of Liabilities.

                (1) On the terms and subject to the conditions of this Agreement, from and after the Closing Date, Purchaser shall assume and shall pay, perform and discharge when due only the following specified liabilities and obligations, and no others (collectively, the "ASSUMED LIABILITIES"):
Liabilities arising out of Purchaser's ownership after the Closing Date of the Assets to the extent such obligations were incurred or arose after the Closing.

                (2) Subject to Section 6.03, Purchaser shall not assume any Liabilities of Seller in respect of any Taxes arising from the use, ownership or operation of the Station or the Assets up to, and including, the Closing Date or resulting from the transactions contemplated by this Agreement (collectively, "EXCLUDED TAX LIABILITIES").

                (3) Except as specifically set forth in Section 2.03(a), Purchaser shall not assume or be responsible for any Liabilities of Seller, whether fixed, contingent or otherwise and whether known or unknown, including, without limitation, all liabilities and obligations to any persons at any time employed by the Seller or its predecessors-in-interest at any time or to any such person's spouses, children, other dependents or beneficiaries, related to, arising from or



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

based on incidents, events, exposures or circumstances occurring at any time during the period or periods of any such persons' employment by the Seller or its predecessors-in-interest, whenever such claims mature or are asserted, including, without limitation, all liabilities and obligations arising (i) under any benefit plan, (ii) under any employment, labor relations, leave, wages, hours, unemployment compensation, equal opportunity, discrimination, plant closing or immigration and naturalization laws, (iii) under any collective bargaining Laws, agreements, awards or arrangements, (iv) in connection with any workers' compensation or any other employee health, accident, disability or safety claims, or (v) under the WARN Act (such excluded liabilities, being referred to herein collectively as the "EXCLUDED LIABILITIES").

        Section 2.4.    Assignment of Governmental Licenses.

                (1) In order to consummate the transfer of the Assets, Purchaser and Seller will file within five (5) business days after the execution and delivery of this Agreement assignments of license applications requesting FCC consent to the assignment to Purchaser of all FCC Licenses relating to the operation of the Station (the "ASSIGNMENT APPLICATION"). The parties agree to prosecute the Assignment Application in good faith and with due diligence. Each party will be solely responsible for the expenses incurred by it in the preparation, filing and prosecution of the Assignment Application (it being agreed that each of Seller and Purchaser will pay one-half of the FCC filing fee). As used herein, the term "FCC ORDERS" shall mean that the FCC has granted or given its consent, without any condition materially adverse to Purchaser, to the Assignment Application; the term "FINAL ORDERS" shall mean that the FCC Orders shall have become final, that such FCC Orders are not reversed, stayed, enjoined or set aside, and with respect to such FCC Orders, no timely request for stay, reconsideration, review, rehearing or notice of appeal is pending, and as to which FCC Orders the time set forth in the FCC rules or the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), for filing any such request, petition or notice of appeal or for review by the FCC staff on its own motion has expired.

                (2) Purchaser and Seller shall make or cause to be made any and all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with respect to the transactions contemplated by this Agreement. Purchaser shall pay any notification filing fee associated with the filing under the HSR Act.

        Section 2.5. Purchase Price. The purchase price for the Assets shall be Two Hundred Fifty Million Dollars ($250,000,000) in immediately available funds (the "PURCHASE PRICE"). In addition, Purchaser shall assume at Closing, and thereafter perform, the Assumed Liabilities. The aggregate amount of the Purchase Price and the Assumed Liabilities (that are properly included in Purchaser's tax basis for the Assets) shall be allocated among the Assets in the manner to be mutually agreed upon (the "ALLOCATION"). Seller and Purchaser shall file all information and Tax Returns (and any amendments thereto) in a manner consistent with this Section 2.05 (including, without limitation, IRS Form 8594 or any successor form). If, contrary to the intent of the parties hereto as expressed in this Section 2.05, any taxing authority makes or proposes an allocation different from the Allocation determined under this Section 2.05, Seller and Purchaser shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation), provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), another party hereto may file such protective claims or returns but only as may be reasonably required to reserve a claim which may be barred by the statute of limitations.

        Section 2.6. Earnest Money Deposit. Purchaser will deposit with Escrow Solutions, att: JoAnne Erros, Manager, 2172 Dupont Drive, Suite 22, Irvine, CA 92612, phone: (949) 757-1010, fax: (949) 757-0671 ("Escrow Agent"), an earnest money deposit of Five Million Dollars ($5,000,000) (the "EARNEST MONEY DEPOSIT") when this Agreement is executed. Pending the Closing, the Earnest Money Deposit shall be held in an interest bearing account in the name of Escrow Agent at an FDIC insured California financial institution acceptable to Seller and Purchaser, and subject to withdrawal only upon the consent of Escrow Agent, Seller, and Purchaser. The Earnest Money Deposit, including interest thereon accruing to the account of Purchaser, will be payable to Seller at the Closing as a portion of the Purchase Price for the Assets. If Purchaser fails to close for reasons other than as a result of a failure of Seller to perform its obligations to satisfy closing conditions under this Agreement (as set forth herein), then the Earnest Money Deposit, including interest earned thereon, will be paid to Seller as liquidated damages which will be Seller's sole and exclusive remedy.

ARTICLE 3      CLOSING

        Section 3.1. Closing. Subject to the terms of this Agreement, the sale and purchase of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing of the transactions contemplated hereby (the "CLOSING") to be held at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 1999 Avenue of the Stars, Suite 1600, Los Angeles, California, at such time and date as Seller and Purchaser may mutually agree upon in writing, but in no event later than December 31, 2001 (the day on which the Closing takes place being the "CLOSING DATE").

Section 3.2.   Conditions to the Closing.

                (1) Obligations of Seller and Purchaser. The obligations of Seller and Purchaser hereunder shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                        (1) The waiting period (and any extension thereof), if any, applicable to the transactions contemplated by this Agreement under the HSR Act, shall have been terminated or shall have expired, and no restrictive order or other requirements pursuant to the HSR Act shall have been placed on the parties.

                        (2) The FCC shall have approved the Assignment Application (and such other applications as may be required by applicable law, rule or regulation to permit the transfer to the Purchaser of the Assets to be filed with respect to the transactions contemplated by this Agreement).

                        (3) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by or with any Governmental Authority or third party seeking any of the foregoing be pending (excluding, in each case, any such matter initiated by Seller, Purchaser or any of their Affiliates). There shall not be any Action taken, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal (excluding, in each case, any such matter initiated by Seller, Purchaser or any of their Affiliates).

                (2) Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                        (1) All the representations and warranties of Purchaser contained in this Agreement, and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date that are not qualified by materiality, Material Adverse Effect or a dollar threshold shall be true and correct in all material respects, and all other representations and warranties of Purchaser shall be true and correct, as of the date made and (having been deemed to have been made again on and as of the Closing Date) shall be true and correct in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

                        (2) Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement, and any agreement, instrument or document delivered pursuant thereto or in connection herewith on or prior to the Closing Date, to be performed or complied with by it on or prior to the Closing Date.

                (3) Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                        (1) All the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, that are not qualified by materiality, Material Adverse Effect or a dollar threshold, shall be true and correct in all material respects, and all other representations and warranties of Seller shall be true and correct, as of the date made and (having been deemed to have been made again on and as of the Closing Date) shall be true and correct in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

                        (2) Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement, and any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, to be performed or complied with by it on or prior to the Closing Date.

                        (3) Seller shall have entered into an agreement with Purchaser, in form and substance reasonably satisfactory to Purchaser for the purpose of enabling Purchaser to maintain transmission facilities for the Station, substantially equivalent to the transmission facilities currently held by the Seller and including, without limitation, the provisions set forth on Exhibit 3.02(c) attached hereto.

        Section 3.3. Closing Deliveries by Seller. In addition to any delivery requirements of Seller set forth in Article IV of this Agreement, at the Closing, Seller shall execute, acknowledge (where appropriate) and deliver, or cause to be executed, acknowledge (where appropriate) and delivered, to Purchaser the following:

                (1) Copies of any governmental approvals (as listed on Schedule 4.05) required, to transfer the Assets to Purchaser, which are reasonably obtainable prior to the Closing.

                (2) Such instruments, in form and substance reasonably satisfactory to Purchaser, as may be reasonably requested by Purchaser to transfer the Assets to Purchaser or evidence such transfer on the public records.

                (3) A certificate, executed by an officer of Seller, dated as of the Closing Date, certifying that (i) the representations and warranties of Seller in this Agreement that are not qualified by materiality, Material Adverse Effect or a dollar threshold are true and correct in all material respects, and all other representations and warranties of Seller are true and correct in each case, as of the Closing Date, with the same effect as though made as of such date (or, in the case of representations and warranties which address matters only as of a particular date, as of such particular date), (ii) each covenant or agreement of Seller in this Agreement to be complied with at or prior to Closing shall have been complied with in all material respects and
(iii) no Action (excluding any such matter initiated by Purchaser or any of its Affiliates) is pending or, to Seller's knowledge, threatened before, and no injunction has been issued by, any Governmental Authority seeking to enjoin or restrain or prohibit, delay, or restrain the performance of or to obtain damages or other relief in connection with this Agreement, or the consummation of the transactions contemplated hereby.

                (4) A certificate of Seller certifying that Seller is not a "foreign person" within the meaning of Section 1445 of the Code in substantially the form of Exhibit 3.03(d).

                (5) A legal opinion from Seller's counsel, substantially in the form attached hereto as Exhibit 3.03(e).

                (6) an executed copy of the agreement referenced in Section 3.02(c)(iii) hereof.

        Section 3.4. Closing Deliveries by Purchaser. At the Closing, Purchaser shall execute, acknowledge (where appropriate) and deliver, or cause to be executed, acknowledged (where appropriate) and delivered, to Seller the following:

                (1) Such assignment and assumption agreements and similar instruments, in form and substance reasonably satisfactory to Seller, relating to the assumption of the Assumed Liabilities and the transfer of the Assets, as may reasonably be requested by Seller.

                (2)     The Purchase Price.

                (3) A certificate, executed by the duly authorized officer of Purchaser, dated as of the Closing Date, certifying that (i) the representations and warranties of Purchaser in this Agreement not qualified by materiality, Material Adverse Effect or a dollar threshold are true and correct in all material respects, and all other representations and warranties of Purchaser are true and correct, in each case, as of the Closing Date, with the same effect as though made as of such date (or, in the case of representations and warranties which address matters only as of a particular date, as of such particular date), (ii) each covenant or agreement of Purchaser in this Agreement to be complied with at or prior to Closing shall have been complied with in all material respects and (iii) no Action (excluding any such matter initiated by Seller or any of its Affiliates) is pending or, to Purchaser's knowledge, threatened before, and no injunction has been issued by, any Governmental Authority seeking to enjoin or restrain or prohibit, delay, or restrain the performance of or to obtain damages or other relief in connection with this Agreement, or the consummation of the transactions contemplated hereby.

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Purchaser that:

        Section 4.1. Organization; Good Standing. Seller is a corporation duly formed and validly existing under the laws of California and has all requisite power and authority to own and lease its properties and the Assets and to carry on its business as currently conducted.

        Section 4.2. Qualification. Seller is duly qualified or licensed to do business as a foreign corporation or other entity in each of the jurisdictions set forth opposite its name on Schedule 4.02, and is in good standing in each of such jurisdictions, which are all the jurisdictions in which such qualification or licensing is required for the conduct of its business and the ownership and leasing of its properties and the Assets, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Seller.

        Section 4.3. Due Authorization; Execution and Delivery. Subject to the issuance of the Final Orders, and any required compliance with the HSR Act, Seller has full corporate power and authority to enter into and perform this Agreement and any documents or instruments to be entered into as contemplated or required by this Agreement (collectively, the "ANCILLARY DOCUMENTS") and to which Seller is a party, and to carry out the transactions contemplated hereby and thereby. Prior to the Closing, Seller will have taken all requisite action to approve the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Documents to which Seller is a party constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally (whether such rights are considered at law or in equity).

        Section 4.4. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Seller, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, or require any consent, approval, authorization or waiver of, or notice to, any party to, any bond, debenture, note, mortgage or indenture, or any material agreement, including but not limited to the Leases, or other material instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound, or any FCC Licenses held by Seller, (iii) result in the creation or imposition of any Encumbrance upon any of the Assets, except for Encumbrances in favor of Purchaser, or (iv) assuming compliance with the matters referred to in Section 4.05, violate any material Law binding upon Seller, the Station or any of the Assets, except for (A) such consents, approvals, authorizations and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers and notices that are disclosed on Schedule 4.04.

        Section 4.5. Governmental Approvals. No material approval, authorization, consent, order or other action of, or filing with, any Governmental Authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby, other than those of the FCC or those under the HSR Act, and other than
(i) filings with, or approvals by other Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated by this Agreement, and (ii) filings, with, or approvals of, Governmental Authorities which may be necessary due to the status of Purchaser or any Affiliate of Purchaser. Each of the filings and approvals included in clauses
(i) and (ii) above is described on Schedule 4.05.

        Section 4.6. Title to Assets. As of the Closing Date, Seller will have good and marketable title to all of the Assets it owns, and valid leasehold rights to all of the Assets it leases, free and clear of all debts and Encumbrances other than Permitted Encumbrances.

        Section 4.7. Condition of Assets. As of the Closing Date, the buildings, plants, structures and equipment, if any, of Seller which are included in the Assets will be (i) in reasonably good operating condition, ordinary wear and tear excepted, and will have been maintained by Seller in accordance with standard industry practice, (ii) suitable for the purposes used and (iii) adequate and sufficient for the normal operation of the Station, as presently conducted.

        Section 4.8.    FCC Licenses.

                (1) Schedule 2.01(a) accurately identifies each of the FCC Licenses (including each of the applications therefor) as to the licensee, city of license, and call sign (or, with respect to applications therefor, the file number assigned by the Commission to such application). Seller has delivered to Purchaser copies of each of the FCC Licenses (including any and all amendments and other modifications thereto and all applications for additional such licenses). The FCC Licenses identified on Schedule 2.01(a) comprise all of the licenses, permits and other authorizations required from the Commission for the normal and lawful broadcast operations of the Station in the manner now conducted.

                (2) No action or proceeding is pending or threatened before the Commission or other Governmental Authority for the cancellation or material adverse modification of the FCC Licenses. The public files which are required by the Commission to be maintained by the licensee of the Station are current and contain all information required to be included therein. Seller is current with all reports, filings and other matters that it is required to file with the Commission and is not delinquent in the payment of any fees and charges due to the Commission. The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection file of the Station is in such file.

                (3) As of the Closing Date, Seller shall be the authorized legal holder of each of the FCC Licenses. The FCC Licenses are in full force and effect and no action or proceeding is pending or threatened before the Commission for the cancellation of the FCC Licenses. Each of the Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment is being operated in material compliance with the terms of each FCC License and is in substantial and material compliance with the rules and regulations of the Commission.

                (4) Schedule 2.01(d) accurately identifies each of the Permits held by Seller. The Permits identified on Schedule 2.01(d) comprise all of the licenses, permits and other authorizations required for the normal and lawful operations of the Station in the manner now conducted, except for the FCC Licences.

        Section 4.9. Litigation. There are no Governmental Orders and no Actions pending or, to Seller's knowledge, threatened against or affecting the Assets or which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

        Section 4.10.   Absence of Certain Changes. Except as disclosed on
Schedule 4.10, since December 31, 1999 (i) there has not been any event or condition that might reasonably be expected to result in a Material Adverse Effect on the Assets or any material portion thereof; (ii) Seller has not suffered any material loss, damage, destruction or other casualty to any of the Assets (whether or not covered by insurance); (iii) Seller has not, in respect of the Station, taken any of the actions set forth in Section 6.01, except as permitted thereunder; and (iv) no adverse change with respect to the FCC Licenses has occurred.

        Section 4.11. Tax Matters. Except as disclosed on Schedule 4.11, Seller has (and as of the Closing Date will have) (i) duly filed all Tax Returns required to be filed by or with respect to it with the Internal Revenue Service (the "IRS") or other applicable taxing authority (other than Tax Returns where the failure to file would not be, in the aggregate, material), (ii) paid all Taxes due, or claimed by any taxing authority to be due, from or with respect to it (other than Taxes where the failure to pay would not be, in the aggregate, material), except Taxes that are being contested in good faith and for which adequate reserves have been set aside as disclosed on Schedule 4.11, and (iii) made all material deposits required with respect to Taxes. All Tax Returns referred to in the preceding sentence were, and in the case of Tax Returns not yet filed, will be, true, correct and complete in all material respects when filed. All material Taxes that Seller is or was required to withhold or collect have been duly withheld or collected, including, without limitation, all employment related Taxes and withholdings, and, to the extent required, have been or will be timely paid to the proper governmental body. To the knowledge of Seller, there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other taxing authority in connection with any Tax Returns relating to the Assets, the Station or the Seller. No waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the Assets, the Station or the Seller has been given by or requested from Seller. There are no tax liens upon any of the properties or assets of Seller, including, without limitation, the Assets, other than liens for Taxes not yet due and payable. None of the Assets (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (ii) is subject to a tax benefit transfer lease subject to the provision of former Section 168(f)(8) of the Internal Revenue Code of 1954 or (iii) secures any debt the interest on which is exempt from tax under Section 103 of the Code.

        Section 4.12. Compliance with Laws. Seller has complied with all material Laws (including without limitation the rules, regulations and practices of the Commission), and Seller has not received any written notice of any claim, which has not been dismissed or otherwise disposed of, that Seller has not so complied.

        Section 4.13.   Real Property.

                (1) Schedule 2.01(c) hereto sets forth a list of the real property (the "Real Property") owned by the Seller subject to the agreement referred to in Section 3.02(c)(iii) hereof.

                (2) The Seller has good, valid and marketable fee simple title to the Real Property listed on Schedule 2.01(c) hereto as being owned by it and the Real Property is free and clear of all Liens other than (i) those listed on Schedule 2.01(c) hereto. Seller has not been notified and has no knowledge that it is in violation of any local zoning or similar land use laws or governmental regulations except where such violation would not have a Material Adverse Effect. The Seller is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the Real Property owned by the Seller, except where such violation or noncompliance would not have a Material Adverse Effect.

                (3) The Real Property owned by the Seller constitutes all the real property used or held for use by the Seller in the operation of the Station's broadcast tower site.

                (4) Seller has not been notified and has no knowledge that the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority, body or other Person with or without payment of compensation therefor, nor, to the Seller's knowledge, has any such condemnation, expropriation or taking been proposed.

        Section 4.14.   Intentionally Left Blank.

        Section 4.15. Certain Payments. Since the inception of Seller, none of Seller or its Subsidiaries, or any director, officer, employee, or, to the knowledge of Seller, any agent (or employee thereof) of Seller or any Subsidiary or any other Person associated with or acting for or on behalf of Seller or any Subsidiary, other than Purchaser or any Affiliate of Purchaser, has directly or indirectly (a) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any of its Subsidiaries.

        Section 4.16. Labor Agreements and Actions. The Assets are not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of Seller, has sought to represent any of the employees, representatives or agents of Seller. There is no strike or other labor dispute involving the Assets pending, or, to the knowledge of Seller, threatened, nor is Seller aware of any labor organization activity involving employees of Seller.

        Section 4.17.   Environmental.

                (1) To Seller's knowledge, and without independent inquiry, Seller holds all permits, consents, licenses, approvals, registrations, certifications and authorizations required under Environmental Laws ("ENVIRONMENTAL PERMITS") necessary for the operation of the Assets as presently conducted. All such Environmental Permits are in full force and effect and the Seller has made all appropriate filings and registrations where necessary for the issuance or renewal of such Environmental Permits. Schedule 4.17 hereto specifies (A) the nature of each Environmental Permit now held, (B) the governmental entity which has jurisdiction with respect to such Environmental Permit, (C) the entity which is required to hold such Environmental Permit and
(D) the duration of such Environmental Permit. To Seller's knowledge, and without independent inquiry, Seller is, and in the past has been, in material compliance with all terms and conditions of all Environmental Permits and all Environmental Laws as then applicable.

                (2) To Seller's knowledge, and without independent inquiry, consummation of the transactions contemplated hereby will not require the Purchaser or the Seller to provide notice, obtain governmental approval or take any other actions in order to enable the Purchaser to continue to hold all Environmental Permits and to remain in compliance with the terms and conditions of all Environmental Permits and all Environmental Laws.

                (3) Except as set forth on Schedule 4.17, there is not pending against the Seller any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice of violation, demand, judgment, order, lien, proceeding or hearing or, to the knowledge of the Seller, any study, inquiry, proceeding or investigation involving the Assets (collectively, "ENVIRONMENTAL ACTIONS"), based on or related to any Environmental Permit or any Environmental Law or the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, arranging for transportation, treatment or disposal, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, nor, to the knowledge of the Seller, has any such Environmental Action been threatened within the last five years.

                (4) To the knowledge of Seller, without independent inquiry, neither Seller nor any predecessor has at any time manufactured, generated, processed, distributed, used, sold, treated, recycled, received, stored, disposed of, transported, arranged for transportation, treatment or disposal of, handled, or conducted any other activity involving, any Hazardous Material at, on, or about, under or within the Real Property, except in compliance in all material respects with Environmental Laws and Environmental Permits, except as set forth on Schedule 4.17.

                (5) To the knowledge of Seller, without independent inquiry, all of the Real Property (including improvements thereon) is free of any Hazardous Materials (except those authorized pursuant to and in accordance with Environmental Permits held by the Seller) and free of all contamination, including but not limited to groundwater contamination, arising from relating to, or resulting from any such Hazardous Material, except as set forth in
Schedule 4.17.

                (6) To the knowledge of Seller, without independent inquiry, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans involving the
Assets: (1) that may interfere with or prevent continued compliance by the Seller with Environmental Laws and the requirements of Environmental Permits, or
(2) that may give rise to any liability or other obligation under any Environmental Laws that may require the Seller or the Purchaser to incur any actual or potential Environmental Costs, or (3) that may form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Seller or the Purchaser based on or related to any Environmental Matter or which could require the Seller to incur any Environmental Costs, except as set forth in Schedule 4.17.

                (7) To the knowledge of Seller, without independent inquiry, there are no aboveground or underground storage tanks, incinerators or surface impoundments at, on, or about, under or within the Real Property, except as set forth in Schedule 4.17. Schedule 4.17 also lists all underground or aboveground storage tanks and incinerator that to Seller's knowledge, without independent inquiry, were removed from such Real Property.

                (8) Seller has not received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable, in connection with any waste disposal site containing any Hazardous Materials at, on, or about, under or within the Real Property.

                (9) To Seller's knowledge, without independent inquiry, and except as set forth in Schedule 4.17, there has been no release or other dissemination at any time of any Hazardous Materials at, on, or about, under or within the Real Property (other than pursuant to and in accordance with Environmental Permits held by the Seller).

                (10) Except as set forth on Schedule 4.17, the Seller has not been requested or required by any Governmental Authority or any other person to perform any investigatory or remedial activity or other action in connection with any Environmental Matter.

                (11) The Seller has delivered to Purchaser true, accurate and complete information in its possession or control pertaining to all of the matters set forth in paragraphs (a) through (j) hereof, including all documents and information pertaining to all environmental audits or assessments prepared by or for the Seller, any governmental entity or any third party (including any financial institution) and including all reports of environmental audits or site assessments.

        Section 4.18. Insurance. Seller maintains the insurance policies described on Schedule 4.18. All such policies are in full force and effect and all premiums have been paid in full to the extent payment was due.

        Section 4.19. Brokerage Fees. Neither Seller nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby, except for Sterling Associates ("SELLER'S BROKER"). Purchaser shall pay a fee of $2,500,000 to Seller's Broker in accordance with agreements therewith. Except as set forth above, Seller shall indemnify and hold Purchaser harmless from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Seller or any of its Affiliates.

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        Section 5.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own and lease its properties and carry on its business as currently conducted.

        Section 5.2. Due Authorization; Execution and Delivery. Subject to the issuance of the Final Orders and any required compliance with the HSR Act, Purchaser has full power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to carry out its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Ancillary Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles. Neither the execution and delivery by Purchaser of this Agreement or the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will: (i) conflict with or result in a breach of the organizational documents of Purchaser; (ii) subject to the issuance of the Final Orders, violate any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; or
(iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser or any of its Affiliates is a party or by which it or any of its Affiliates is bound or affected.

        Section 5.3. Governmental Consents. No consent, approval, authorization, license, exemption of, filing or registration with any court, Governmental Authority or administrative agency is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation by it or any transaction contemplated hereby, other than the consent of the FCC or under the HSR Act.

        Section 5.4. Litigation. There is no order of any court, governmental agency or authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Purchaser's knowledge, threatened against or affecting Purchaser which challenges the validity or propriety of any of the transactions contemplated by this Agreement.

        Section 5.5. Brokerage Fees. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement as a result of any agreement or action of Purchaser, except as set forth in Section 4.19. Except as set forth above, Purchaser shall indemnify and hold Seller harmless from and against any and all losses, claims, damages and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Purchaser or any of its Affiliates.

        Section 5.6. Qualification. Purchaser is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC. There are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Purchaser as an assignee of the FCC Licenses or as the owner and operator of the Station. No waiver of any FCC rule or policy is necessary for the FCC Consents to be obtained. There is no action, suit or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect Purchaser's ability to perform its obligations hereunder.

ARTICLE 6      CERTAIN COVENANTS AND OTHER AGREEMENTS

Section 6.1.            Conduct and Preservation of Business.

                (1) Except as expressly provided in this Agreement, during the period from the date hereof to the Closing, Seller shall not, without the prior written consent of Purchaser:

                        (1) make any material change in the ongoing operations of the Station;

                        (2) incur, guarantee or assume any indebtedness for borrowed money in respect of the Assets;

                        (3) mortgage or pledge any of the Assets to any person, or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances;

                        (4) sell, lease, transfer or otherwise dispose of, directly or indirectly, any material part of the Assets;

                        (5) amend, modify or change any existing material lease, contract, FCC License or agreement relating to the Assets;

                        (6) permit any current insurance or reinsurance policies to be canceled or terminated or any of the coverage thereunder to lapse if such policy covers Assets, or insures risk, contingencies or liabilities of the Station, unless simultaneously with such cancellation, termination or lapse, replacement policies providing coverage equal to or greater than the coverage canceled, terminated or lapsed are in full force and effect and written copies thereof have been provided to Purchaser;

                        (7) take any action which would or might make any of the representations or warranties of Seller contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied;

                        (8) allow any Assumed Contract to be terminated or to be materially modified prior to the full term of the contract; or

                        (9) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

        Section 6.02 Permitted Use. Purchaser shall be entitled to a nonexclusive, payment free, license to continue to maintain the STLs subject to this Agreement in their current location at 1920 West Sunset Blvd, Los Angeles, California until twenty-four (24) months following the Closing. During such period Purchaser shall pay all utility and maintenance costs pertaining to such STLs, and shall maintain comprehensive liability insurance in an amount not less than two million dollars per occurrence and property insurance covering the STLs for their full replacement value. Seller shall be designated as an additional insured on such insurance policies, which at all times shall be primary and waive the right to contribution by Seller except in the event of Seller's sole negligence. In the event Purchaser is unable to obtain the approval of the FCC to relocate the STLs to another location within such period, despite reasonable efforts by Purchaser to obtain such approval, Seller agrees to grant Purchaser a nonexclusive license at fair market value, and on similar terms, to maintain the STLs in their current location for one additional twelve (12) month period.

        Section 6.03 Financial Statements. Seller shall use its best efforts to (i) cooperate with and assist Purchaser and (ii) cause its Subsidiaries to cooperate with and assist Purchaser, in Purchaser's preparation of financial information necessary to enable Purchaser to fulfill Purchaser's financial reporting requirements under Regulation S-X of the Securities Act of 1933, as amended, with respect to the acquisition of the Assets pursuant to this Agreement, including, without limitation, (A) requesting Seller's accountants or the accountants of any of Seller's Subsidiaries that conducted the Seller's business during the applicable periods to cooperate with Purchaser and (B) requesting the appropriate officers of Seller or any Subsidiary of Seller engaged in Seller's business during the applicable periods to sign management representation letters (reasonably acceptable in form and substance to Seller) if reasonably requested by the accountants preparing such financial information for Purchaser.

        Section 6.04 Access to Records and Properties. Subject to requirements of confidentiality imposed by contract or by law, and reasonable advance notice, Seller will make available to Purchaser, its accountants, counsel and other representatives, during normal business hours (a) the properties, books and records of Seller pertaining to the assets subject to this Agreement, (b) copies of all such contracts, books and records, and other existing documents and data relating to the assets subject to this Agreement, and (c) such additional financial, operating, and other data and information relating to the assets subject to this Agreement as Purchaser may reasonably request.

        Section 6.05 Taxes; Other Charges. All sales, use, value-added, transfer, registration, stamp, deed and similar Taxes ("TRANSFER TAXES") resulting from the consummation of the transactions contemplated hereby shall be borne by Seller and Purchaser equally. The parties shall cooperate in obtaining all exemptions from such Transfer Taxes. The party bearing responsibility under applicable law shall file all necessary documentation with respect to, and make all payments of, such Transfer Taxes on a timely basis, with the cooperation of the other party.

        Section 6.06 Best Efforts. Seller and Purchaser shall take all reasonable action necessary to consummate the transactions contemplated by this Agreement and will use all necessary and reasonable means at its disposal to obtain all necessary consents and approvals of other persons and Governmental Authorities required to enable it to consummate the transactions contemplated by this Agreement, including the consent of the FCC and any necessary filings and consents under the HSR Act. Except as otherwise provided herein, each of Seller and Purchaser acknowledges and agrees that it shall pay all costs, fees and expenses incurred by it in obtaining such necessary consents and approvals (it being understood that Purchaser shall pay all filing fees in connection with notification filings under the HSR Act). Each party shall promptly make all filings, applications, statements and reports to all governmental agencies or entities which are required to be made prior to the Closing Date by or on its behalf pursuant to any statute, rule or regulation in connection with the transactions contemplated by this Agreement, and copies of all such filings, applications, statements and reports shall be provided to the other. If the FCC determines that the transactions contemplated hereby or a portion thereof are inconsistent or violative of FCC rules or regulations, the parties agree that they will, to the extent practicable, negotiate in good faith for a period not to exceed sixty (60) days following written notice of such determination by the FCC to amend, modify or restructure the transactions contemplated hereby so as to be consistent with FCC rules and regulations.

        Section 6.07 Public Announcements. Prior to the Closing Date, all notices to third parties and other publicity relating to the transactions contemplated by this Agreement shall be jointly planned by Seller and Purchaser; it being understood by Seller that Purchaser is a public company subject to disclosure requirements, and this covenant shall be subject to Purchaser's requirements thereunder. Upon the occurrence of the Closing, Seller and Purchaser agree to issue a press release only upon mutual consent.

        Section 6.08 Compliance with Covenants. Between the date hereof and the Closing, Seller will comply in all material respects with all covenants, and shall cause its Affiliates to comply in all material respects with all covenants set forth in this Agreement.

        Section 6.09 Notification. Between the date hereof and the Closing, Seller will promptly notify Purchaser in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any Seller's representations and warranties as of the date hereof, or if Seller becomes aware of the occurrence after the date hereof of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of Seller in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in
Article III impossible or unlikely. During the same period, Purchaser will promptly notify Seller of the occurrence of any breach of any covenant of Purchaser in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article III impossible or unlikely.

        Section 6.10 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, Seller will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with , or provide any non-public information to any person (other than Purchaser) relating to any transaction involving the sale of the Assets, or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller. ARTICLE 7 INDEMNIFICATION

        Section 7.1. Survival. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for twelve months after the Closing Date except for
(i) representations provided in Sections 4.01, 4.03, 4.04(i), 4.17 and 4.19, which shall survive indefinitely.

        Section 7.2. Indemnification by Seller. Subject to the limitations set forth in Sections 7.01 and 7.04, Seller shall indemnify and hold harmless Purchaser and its officers, directors, employees, agents, permitted assigns, Affiliates and successors thereof from, against, for and in respect of:

                (1) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances (collectively, "LOSSES") suffered, sustained, incurred or required to be paid by Purchaser and arising from the breach of any written representation, warranty, agreement or covenant of Seller contained in this Agreement;

                (2) any Losses arising from any acts of Seller and its officers and employees occurring prior to Closing;

                (3) all Excluded Liabilities, including but not limited to, the Excluded Tax Liabilities, and all liabilities arising from or in connection with the maintenance by Seller or any affiliate of Seller of any employee benefit plan (as defined in Section 3(3) of ERISA); and

                (4) all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, interest and penalties) incurred by Purchaser in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.02.

        THE PROVISIONS OF THIS INDEMNITY SHALL NOT BE THE SOLE REMEDY IN THE CASE OF INTENTIONAL MISREPRESENTATIONS, FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

        Section 7.3. Indemnification by Purchaser. Subject to the limitations set forth in Sections 7.01 and 7.04, Purchaser shall indemnify and hold Seller and the officers, directors, employees, trustees, agents, permitted assigns, Affiliates and successors thereof harmless from, against, for and in respect of:

                (1) any and all Losses suffered, sustained, incurred or required to be paid by Seller and arising from the breach of any written representation, warranty, agreement or covenant of Purchaser contained in this Agreement, or the ownership and operation by Purchaser of the Assets after the Closing;

                (2) any and all Assumed Liabilities arising from and after the Closing Date; and

                (3) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.03.

        THE PROVISIONS OF THIS INDEMNITY SHALL NOT BE THE SOLE REMEDY IN THE CASE OF INTENTIONAL MISREPRESENTATIONS, FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

        Section 7.4. Indemnification Procedures. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or indemnified third parties shall be subject to the following terms and conditions:

                (1) The indemnified party shall give prompt written notice (which is no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Article VII hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known. The failure to so notify, or any delay in so notifying, the indemnifying party will not relieve the indemnifying party of its obligations under this Article VII, except solely to the extent that the indemnifying party can demonstrate that such failure actually and materially prejudice the defense of the Action by the indemnifying party. Within 10 days of delivery of such notice, the indemnifying party shall advise the indemnified party (i) whether it disputes the claim for indemnification and (ii) whether the indemnifying party desires at its sole costs and expense to defend such Action.

                (2) In the event that the indemnifying party notifies the indemnified party within the notice period specified in clause (a) of this
Section 7.04 that the indemnifying party does not dispute the indemnifying party's obligation to indemnify hereunder and desires to defend the indemnified party against such claim and, except as hereunder provided, the indemnifying party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the indemnifying party to final conclusion; provided that, unless the indemnified party otherwise agrees, the indemnifying party may not compromise or settle any matter (in whole or in part) (i) without obtaining a complete and unconditional release of the indemnified party, (ii) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) unless there is no finding or admission of any violation of law or any violation of the rights of any other Person and no effect on any claims that may be made against the indemnified party. If the indemnifying party elects not to defend the indemnified party against such claim, whether by failure of the indemnifying party to give the indemnified party timely notice as provided above or otherwise, then the indemnified party may assume the defense thereof, shall have the right to undertake the defense of, compromise or settle such proceedings and the indemnifying party shall, upon request of the indemnified party, pay to such indemnified party, in accordance with the terms of this Article VII, the amount of Losses resulting from such proceeding; provided, however, that such proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnifying party's right to object to any proposed compromise or settlement shall be conditioned upon such indemnifying party acknowledging to the indemnified party that such indemnifying party shall be solely responsible (as between the indemnifying party and the indemnified party) for all liabilities and obligations arising from the matter proposed to be compromised or settled. If any Action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Article VII hereof, the Action, suit or proceeding shall, upon the written acknowledgment by the indemnifying party that is obligated to indemnify under such indemnity agreement, be defended (including all proceeding on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless (i) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such Action, suit or proceeding, or (ii) counsel to such indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such Action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in Article VI hereof, in any of which events the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such Action, suit or proceeding on behalf of the indemnified party. In the latter such case only that portion of such fees and expenses of the indemnified party's separate counsel reasonably related to matters covered by the indemnity agreements contained in
Article VII hereof shall be borne by the indemnifying party. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

                (3) The defending party shall make available to the non-defending party and its attorneys and accountants all books and records of the non-defending party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Action, suit or proceeding.

                (4) There shall be no indemnification recoverable against a party otherwise obligated to provide indemnification therefor under this Article VII (other than the payment of Taxes relating to the Straddle Period) until the Losses by the party seeking such indemnification exceed $100,000 in the aggregate (the "BASKET AMOUNT"), and once all such Losses exceed the Basket Amount, such party shall only be obligated to the other party for Losses in excess of the Basket Amount (other than payment of Taxes relating to the Straddle Period).

                (5) A waiver of a condition to Closing hereunder shall not preclude the waiving party from being indemnified hereunder.

        Section 7.5. Certain Tax Matters. For purposes of Section 2.03(b) and 7.02(b), Seller's allocable portion of Taxes with respect to a taxable period which includes (but does not end on) the Closing Date (the "STRADDLE PERIOD") shall be (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, an amount equal to the Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period for which such Taxes are paid ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (y) in the case of any Taxes based upon or related to income or receipts, the amount that would be payable if the taxable period ended on the Closing Date. The party that has the primary obligation to do so under applicable law shall file any Tax Return that is required to be filed in respect of Taxes described in Section 7.02, and that party shall pay the Taxes shown on such Tax Return and the other party shall reimburse the filing party for its share of such Tax as determined under Section
7.02 by wire transfer of immediately available funds no later than ten days after receipt of written notice that such Tax has been paid to the applicable governmental body. For purposes of Taxes based upon or measured by net income ("INCOME TAXES"), Seller shall include the net income attributable to Seller, the Station and the Assets in its income through the Closing Date and shall file the appropriate Tax Returns. Subject to the provisions of Section 6.03, Seller shall be responsible for the payment of all Taxes, including, without limitation, Income Taxes imposed on Seller, if any, as a result of the transfer of the Station and the Assets to Purchaser. Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other with respect to Seller, the Station or the Assets in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes with respect to Seller, the Station or the Assets. Such cooperation and information shall include, without limitation, providing copies of all relevant portions of Tax Returns with respect to Seller, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries) of making employees available, upon receipt of reasonable documentation of such costs. Each party shall retain all returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate and, unless the relevant portions of such returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this
Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of any Tax Returns or claims for refund or in conducting any audit or other proceeding and shall be used solely for the purposes set forth in this Section 7.05.

ARTICLE 8      TERMINATION

        Section 8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

                (1)     by mutual written consent of Seller and Purchaser; or

                (2) by either Seller or Purchaser if the Closing shall not have occurred by December 31, 2001, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (b); or

                (3) by either Seller or Purchaser if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or (1)

                (4) by Seller if (i) any of the material representations and warranties of Purchaser contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing as if made at and as of such time (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date), in any respect which is material to Purchaser of the ability of Purchaser to consummate the transactions contemplated hereby, or (ii) Purchaser shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of Purchaser under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days after written notice thereof from Seller to Purchaser; provided that Purchaser shall have no opportunity to cure its failure to timely pay the Purchase Price; or

                (5) by Purchaser, if (i) any of the material representations and warranties of Seller contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing as if made at and as of such time (except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date), in any respect which is material to Seller or the ability of Seller to consummate the transactions contemplated hereby, or (ii) Seller shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of Seller under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within 30 days after written notice thereof from Purchaser to Seller.

        Section 8.2. Certain Remedies Not Exclusive. Except as specifically set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in an other agreement between the parties) as to which there is no inaccuracy or breach.

        Section 8.3. Specific Performance. It is understood and agreed that money damages would not be sufficient remedy for Seller's or Purchaser's failure to perform under this Agreement and the Ancillary Documents, including Seller's failure to transfer, assign, convey, sell or deliver the Assets to Purchaser and Purchaser's payment of the Purchase Price, that Purchaser or Seller, as the case may be, would be irreparably harmed by such a breach and that Purchaser and Seller shall be entitled to specific performance and injunctive relief as remedies for any such breach.

ARTICLE 9      MISCELLANEOUS PROVISIONS

        Section 9.1. Expenses. Except as otherwise expressly provided herein, each party shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, but not limited to, legal and accounting fees. If any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs, arbitration expenses and reasonable attorneys' fees.

        Section 9.2. Amendment. This Agreement may be amended at any time but only by an instrument in writing signed by the parties hereto.

        Section 9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) mailed by certified mail, return receipt requested, or delivered by nationally recognized "next-day" delivery service, to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice), or (ii) sent by facsimile to the number set forth below (or such other number for a party as shall be specified by proper notice hereunder) or (iii) sent by email to the email address set forth below (or such other email address for a party as shall be specified by proper notice hereunder):

        If to Purchaser, to:

                   Spanish Broadcasting System, Inc.

                   3191 Coral Way
                   Miami, Florida  33145
                   Attention:  Joseph A. Garcia
                   Facsimile:  (305) 446-5148
                   Email:  bgerdts@sbscorporate.com
                           ------------------------

        with copies (which shall not constitute notice) to:

                   Kaye, Scholer, Fierman, Hays & Handler, LLP
                   901 Fifteenth Street, N.W.
                   Washington, D.C.  20005
                   Attention:  Jason L. Shrinsky
                   Facsimile:  (202) 682-3580
                   Email:  jshrinsky@kayescholer.com
                           -------------------------

        If to Seller, to:

                   International Church of the Foursquare Gospel, Inc.
                   1910 W. Sunset Boulevard
                   Los Angeles, CA  90026-0176
                   Attention:  Brent R. Morgan
                   Facsimile:  (213) 989-4565 [After Public Announcement Only]
                   Email: bmorgan@foursquare.org
                           ---------------------

        with copies (which shall not constitute notice) to:

                   Farrand Cooper, P.C.
                   235 Montgomery Street, Suite 905
                   San Francisco, CA  94104
                   Attention:  Stephen R. Farrand, Esq.
                   Facsimile:  (415) 677-2950
                   Email: sfarrand@fcblaw.com
                          -------------------

        Section 9.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other, except that Purchaser may assign to any wholly owned subsidiary of Purchaser any of Purchaser's rights, interests or obligations hereunder, upon notice to Seller; provided that no such assignment shall relieve Purchaser of its obligations hereunder or delay Closing.

        Section 9.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but together shall constitute one and the same instrument.

        Section 9.6. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

        Section 9.7. Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein. This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

        Section 9.8. Waiver. No attempted waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing by the party against whom the enforcement of any such waiver or consent is sought.

        Section 9.9. Arbitration/Governing Law. ANY DISPUTE ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE AND PROCEDURAL LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES) AND SHALL BE RESOLVED AT LOS ANGELES, CALIFORNIA BY ARBITRATION BEFORE A RETIRED JUDGE OF THE CALIFORNIA COURTS ASSOCIATED WITH JAMS MUTUALLY ACCEPTABLE TO THE PARTIES, OR, FAILING AGREEMENT BY THE PARTIES, APPOINTED BY THE PRESIDING JUDGE OF THE COURT OF GENERAL JURISDICTION IN THE COUNTY OF LOS ANGELES, CALIFORNIA. SUCH ARBITRATION SHALL BE COMMENCED UPON THE WRITTEN REQUEST OF ANY PARTY, AND SHALL BE CONDUCTED ON A CONFIDENTIAL BASIS. WITHOUT LIMITING ANY OTHER POWERS OF THE ARBITRATOR, THE ARBITRATOR SHALL HAVE THE AUTHORITY OF A JUDGE PRO TEM WITH THE AUTHORITY TO ISSUE EQUITABLE ORDERS, INCLUDING ANY EX PARTE ORDERS, DEEMED NECESSARY OR APPROPRIATE UNDER THE CIRCUMSTANCES. ARBITRATION SHALL BE CONDUCTED AS A TRIAL BY THE COURT APPLYING THE SUBSTANTIVE AND PROCEDURAL LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ITS CONFLICT OF LAW RULES) WITH A WRITTEN STATEMENT OF DECISION. JUDGMENT UPON THE ARBITRATOR'S AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. BOTH PARTIES EXPRESSLY SUBMIT AND AGREE TO THE JURISDICTION AND VENUE AS PROVIDED HEREIN. THE PARTIES SHALL EQUALLY SHARE AND PAY THE ARBITRATOR'S FEES AND RELATED COSTS. EACH PARTY SHALL BEAR ITS OWN ATTORNEYS' FEES AND COSTS INCURRED IN CONNECTION WITH ANY SUCH ARBITRATION AND ANY APPEAL THEREFROM.


             -------------------            ---------------------
               Seller-initials              Purchaser - initials

        Section 9.10. Severability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule or law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 9.11. Intended Beneficiaries. The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the



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exclusive benefit of such entities as set forth herein and shall not benefit, and do not benefit, any unrelated third parties.

        Section 9.12. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

        IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first above written by their respective officers thereunto duly authorized.

                                  "SELLER"
                                     INTERNATIONAL CHURCH OF
                                     THE FOURSQUARE GOSPEL

                                  By: /s/ [Signature]
                                     -----------------------------------------
                                     Name:
                                     Title: President

                                  By: /s/ Brent Morgan
                                     -----------------------------------------
                                     Name:
                                     Title: Treasurer


                                  "PURCHASER"SPANISH BROADCASTING
                                  SYSTEM, INC.


                                  By:  /s/ Joseph A. Garcia
                                      ----------------------------------------
                                      Joseph A. Garcia
                                      Executive Vice President

                                  By:  /s/ Luis Diaz-Albertini
                                      ----------------------------------------
                                      Name: Luis Diaz-Albertini
                                      Title: Vice President




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